Exhibit 1

Summary Schedule of Funded Debt at December 31, 2020

Currency	Issues	Interest %	Maturities	Initial amount in currency of borrowing (in millions)	Initial amount in equivalent in millions of euros(1)	Amount outstanding in millions of euros(2)
U.S. dollars	8	0.250% - 2.625%	2021 - 2025	6,800	6,005	5,542
Australian dollars	6	2.900% - 4.750%	2024 - 2029	385	252	242
Swiss francs	1	1.000%	2023	225	184	208
Euros	27	0.000% - 2.875%	2021 - 2035	13,215	13,215	13,215
Pounds sterling	8	0.625% - 1.125%	2021 - 2027	2,025	2,266	2,252
New Zealand dollars	1	2.715%	2029	55	33	32
Norwegian krone	3	1.625%	2024	1 ,875	187	179
Hong Kong dollars	2	0. 540% - 1.100%	2023	600	67	63
Swedish krona	1	0.261%	2023	1,500	143	149
Total	57				22,353	21,883

(1)	The equivalent in euro is computed using the exchange rate at trade date.
(2)	The equivalent in euro is computed using the exchange rate at December 31, 2020.

Schedule of Annual Amortization of Funded Debt Outstanding at December 31, 2020
(in millions of Euro(1))

Currency	2021	2022	2023	2024	2025	2026 and after	Total
U.S. dollars	815	1,059	2,037	815	815	0	5,542
Australian dollars	0	0	0	189	0	53	242
Swiss francs	0	0	208	0	0	0	208
Euros	1,863	1,263	1,363	1,571	1,544	5,610	13,215
Pounds sterling	501	1,418	0	0	0	334	2,252
New Zealand dollars	0	0	0	0	0	32	32
Norwegian krone	0	0	0	179	0	0	179
Hong Kong dollars	0	0	63	0	0	0	63
Swedish krona	0	0	149	0	0	0	149
Total	3,179	3,741	3,822	2,754	2,359	6,029	21,883

(1)	The equivalent in euro is computed using the exchange rate at December 31, 2020.